UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – January 30, 2012

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OMNICARE, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	1-8269 (Commission File Number)	31-1001351 (IRS Employer Identification No.)
100 East RiverCenter Boulevard, Suite 1600 Covington, Kentucky (Address of Principal Executive Offices)		41011 (Zip Code)

(859) 392-3300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)(e) Leo P. Finn III, Executive Vice President–Strategic Planning and Corporate Development of Omnicare, Inc. (the “Company”), has resigned from the Company effective as of February 1, 2012.  The Company, Omnicare Management Company and Mr. Finn entered into a Separation Agreement, dated as of February 3, 2012.  The Separation Agreement provides that, in accordance with Mr. Finn’s employment agreement, Mr. Finn will receive an aggregate cash severance amount of $320,000, payable in twelve equal monthly installments.  In addition, pursuant to Mr. Finn’s stock option agreements, on February 1, 2012, 5,502 unvested stock options became fully vested.  Mr. Finn will receive a lump sum payment equal to $502,609 in lieu of forfeited restricted stock, and a lump sum payment equal to $240,000 in lieu of his 2011 annual bonus.  Mr. Finn will also receive benefits and amounts due under the Company’s welfare and pension benefit plans, and will be paid for unused and accrued vacation time.  Mr. Finn will be subject to noncompetition and nonsolicitation covenants for two years following his resignation.  In addition, the Separation Agreement contains a release of claims in favor of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.

By:      /s/ Alexander M. Kayne____________________
Name: Alexander M. Kayne
Title:   Senior Vice President, General Counsel and Secretary
                    Dated:  February 3, 2012